Exhibit 99.1

REDWOOD TRUST ANNOUNCES THE APPOINTMENT OF GEORGE MADISON TO ITS BOARD OF DIRECTORS

MILL VALLEY, CA – Friday, June 26, 2020 – Redwood Trust, Inc. (NYSE: RWT) today announced that it has appointed George W. Madison to its Board of Directors. Mr. Madison will join the Board effective July 1, 2020.

Mr. Madison, a seasoned general counsel and legal advisor, most recently served six years as a partner at Sidley Austin LLP before retiring in March 2020. At Sidley he focused on financial institutions regulation and corporate governance issues on behalf of domestic and foreign financial firms and technology companies. Between April 2009 and June 2012, Mr. Madison served as the 30th General Counsel and chief law officer of the US Department of the Treasury and as a senior policy advisor and senior counselor to Treasury Secretary Timothy F. Geithner. Prior to April 2009, Mr. Madison served as Executive Vice President and General Counsel of TIAA-CREF and Executive Vice President, General Counsel and Corporate Secretary at Comerica Incorporated. Before working at TIAA and Comerica, Mr. Madison was a partner at Mayer Brown, LLP, and was the first African-American partner in the then 120-year history of the firm. Mr. Madison holds a B.S. from New York University's Stern School of Business, an M.B.A. from Columbia Business School, and a J.D. from Columbia Law School, where he was the 2011 keynote commencement speaker.

"We are pleased to welcome George as an independent director to the Board. We believe his depth and breadth of expertise in financial regulation and legal policy across the private and public sector will bring fresh perspectives which will provide immeasurable value to Redwood’s leadership team. George’s appointment enhances the strength of the Board and furthers our refreshment and succession planning initiatives at the Board level," said Richard D. Baum, Chairman of Redwood Trust's Board of Directors. “In welcoming George, we would also like to acknowledge and extend our deep appreciation to recently retired Director Ms. Mariann Byerwalter, for her outstanding contribution to Redwood over her 22 years of service on the Board,” Mr. Baum concluded.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in single-family residential and multifamily mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com